UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Kaleyra, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Internal Announcement to Employees

Dear Kaleyra Team,

I am thrilled to share some exciting news with you all. Today, we announce that Kaleyra has reached an agreement to be acquired by Tata Communications. The closing of the acquisition is subject to, among other things, shareholder approval, and meeting regulatory law requirements, and has the full support of our Board of Directors. This is a significant milestone for both companies and a testament to the hard work and dedication of our entire team.

This acquisition presents tremendous opportunities for Kaleyra. Joining forces with Tata Communications will enable us to leverage their global resources, expand our market reach, and accelerate our growth. We firmly believe that this strategic move will lead to a brighter future for our organization and all of you.

Over the coming weeks and months, we will work closely with the leadership team at Tata Communications to complete this acquisition and ensure a smooth transition process following closing. We understand that you may have questions and concerns, and we are committed to keeping you informed every step of the way.

We have prepared a set of frequently asked questions (FAQs) to address some initial queries you may have. Please take a moment to review them. Additionally, we will be scheduling company-wide and regional town hall meetings in the next days and weeks, where we will provide more details and address any additional questions you may have.

I want to express my deepest appreciation for your hard work, dedication, and commitment to Kaleyra. Together, we have built a company that has attracted the attention of a global leader. I have no doubt that our collective expertise and shared vision will lead to even greater success in the future.

Thank you for your continued support.

Best regards,

Dario

#	Question	Proposed Answer
#1	Why is Kaleyra being acquired?	The acquisition of Kaleyra by Tata Communications is a strategic move that aims to leverage the strengths and resources of both organizations for mutual growth and success. Tata Communications sees great opportunities in cloud communication and wants to create with Kaleyra a platform to grow both organically and inorganically, expanding the communications portfolio. This deal will provide us with access to broader market, increased opportunities for innovation, and enhanced global competitiveness. It is important to remember that we have entered into a definitive agreement and have not yet closed the deal.

#2	Will there be any layoffs or job losses as a result of the acquisition?	At this point, we do not anticipate workforce changes. We value our employees and recognize your contributions to our success.

#3	What happens to my outstanding RSUs plan?	RSUs that are vested as of the closing of the transaction will be cashed out for the same per share price received by other common stockholders and will be paid out as soon as practicable following the closing. Unvested RSU’s will be cancelled and converted into an amount in cash award based on the same per share price received by other common stockholders. The cash award will, subject to the holder’s continued service through each vesting date, and payable at the same time as the original unvested RSUs would have vested, i.e. in accordance with the previously enacted vesting schedules. Any payments received in respect of your RSUs (including vested RSUs and the cash award) will be paid via payroll and are subject to applicable withholding taxes. We will operate business as usual while in between sign and close.

#4	What does the acquisition mean for the company?	Initially, there will be minimal impact on our day-to-day operations. We will continue to operate as usual while the offer process is concluded. During this time, we will be focusing on delivering our agreed business goals and targets for this financial year. Thereafter we will be working closely with Tata Communications to identify areas of synergy and integration opportunities. Any changes that may occur in the future will be communicated transparently and well in advance.

#5	How will communication and transparency be maintained during the transition?	We recognize the significance of open and transparent communication during this period. Regular updates, town hall meetings, and dedicated channels for questions and concerns will be established to keep you informed throughout the transition process. Nevertheless, there are subjects that cannot be discussed due to regulations and that we will share whenever we can.

#6	Will our clients and customers be affected by the acquisition?	Our priority is to ensure a seamless transition for our clients and customers. We will work closely with Tata Communications to minimize any potential disruptions and ensure that our customers continue to receive excellent service. This is a great opportunity for our customer since Tata Communications has been in Telecom and Technology space for many years and has wide portfolio that can complement our CPaaS portfolio.

#7	What are the next steps in the process and how long do you expect it to take	Kaleyra and Tata Communications have signed a definitive agreement pursuant to which, if all the closing conditions are met, Tata Communications will acquire all the outstanding common stock of Kaleyra and Kaleyra will become a wholly owned subsidiary of Tata Communications.

#8	When can I reach to colleagues at Tata Communications to connect?	We know this is a very exciting time for everyone but would ask that you refrain from contacting anyone at Tata Communications until after the deal has officially closed. No one, other than those involved in the deal itself, should have any contact with Tata Communications. We continue to operate as two separate and independent companies until the deal closes later in the year. Until that time there are very strict regulations in place that govern what information can and cannot be shared and by whom.

#9	What about the KLR rebrand, will that happen?	We are still reviewing the optimal timing for this, and there are a number of dependencies that could affect the plan. We will update as we learn more.

#10	I know I will get questions, what am I allowed to say?	Please limit yourself to what is in official company press release.

#11	This is fantastic news, can I share it on social media?	We will provide a list of suggested guidelines of what to post; be careful and thoughtful in what you post as with any work related social media posting. If in doubt, dont post.

#12	Where can I go if I have more questions or concerns?

We encourage you to reach out the following contact for related questions:

Customer & Carrier Questions         Mauro

Investor Questions                              Dario/Giacomo

Press Matters & Inquiries                  Zephrin

TCR Related Questions                      Soren

HR Related Matters                            Filippo

Anything else                                       Your manager or Business HR

Who to Ask about What?
Customer & Carrier Questions	Mauro
Investor Questions	Dario/Giacomo
Press Matters & Inquiries	Zephrin
TCR Related Questions	Soren
HR Related Matters	Filippo
Anything else	Your manager

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, its omnichannel and other product and global customer developments, its expectations, beliefs, intentions, plans, prospects or strategies regarding the business plans of Kaleyra, Inc.’s (“Kaleyra”) management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this communication are based on certain assumptions and analyses made by Kaleyra in light of its experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including Kaleyra’s ability to regain compliance with the NYSE Listing Company Manual, the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, including any variability by geography, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the ongoing COVID-19 pandemic and the impact of other geopolitical and macroeconomic factors such as the war in Ukraine, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Additional risk factors that that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction; (iii) potential delays in consummation the proposed transaction; (iv) the ability of Kaleyra and Tata Communications to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) significant transaction costs associated with the proposed transaction; (vii) potential litigation relating to the proposed transaction; (viii) the risk that disruptions from the proposed transaction will harm Kaleyra’s business, including current plans and operations; (ix) the ability of Kaleyra to retain and hire key personnel; (x) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xi) legislative, regulatory and economic developments affecting Kaleyra’s business; (xii) general economic and market developments and conditions; (xiii) the evolving legal, regulatory and tax regimes under which Kaleyra operates; and (xiv) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Kaleyra’s financial performance. Therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

Kaleyra plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the pending acquisition of Kaleyra (the “Transaction”), the definitive version of which will be sent or provided to Kaleyra stockholders. STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS THAT KALEYRA HAS FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement (when available), any amendments or supplements thereto, and any other relevant documents filed by or which will be filed by Kaleyra with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Kaleyra’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Kaleyra with the SEC in connection with the Transaction will also be available, free of charge, at Kaleyra’s investor relations website (investors.kaleyra.com) or by or by contacting Kaleyra Investor Relations at KLR@mzgroup.us.

Participants in the Solicitation

Kaleyra, its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Transaction. Information relating to the foregoing can also be found in Kaleyra’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on November 22, 2022, and will be included in the Transaction Proxy Statement. Additional information regarding such participants, including their direct or indirect interests, which may be different from those of Kaleyra’s stockholders generally, will be included in the Transaction Proxy Statement and other relevant documents filed or to be filed with the SEC in connection with the Transaction. You may obtain free copies of these documents using the sources indicated above.